Exhibit 99.3

Restricted Stock Award Agreement

This Restricted Stock Award Agreement (this “Agreement”) is made and entered into as of ________________________, 20__ (the “Grant Date”) by and between SpringBig Holdings, Inc., a Delaware corporation (the “Company”) and ______________ (the “[Employee][Director][Servicer]”).

WHEREAS, the Company maintains the 2022 Amended and Restated Long-Term Incentive Plan (the “Plan”) under which awards of Restricted Stock (as defined in the Plan) may be granted to employees, directors, or other service providers of the Company; and

WHEREAS, the [Board][Committee] has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock in relation to shares of common stock, par value $0.0001 per share of the Company (“Common Stock”) as provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Stock. Pursuant to Section 5(a) of the Plan, the Company hereby issues to the [Employee][Director][Servicer] on the Grant Date a Restricted Stock Award consisting of, in the aggregate, [_______] shares of Common Stock (the “Restricted Stock”), on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2. Consideration. The grant of the Restricted Stock is made in consideration of past services and the services to be rendered by the [Employee][Director][Servicer] to the Company. No cash payment is required for the Restricted Stock (except to the extent necessary to pay applicable Tax-Related Items (as defined below)).

3. Restricted Period; Vesting.

3.1 Except as otherwise provided herein, provided that the [Employee][Director][Servicer] remains in Continuous Service through the applicable vesting date, the Restricted Stock will vest in accordance with the following schedule:

Vesting Date	Shares of Common Stock

The period over which the Restricted Stock vests is referred to as the “Restricted Period”.

3.2 If the [Employee][Director][Servicer]’s Continuous Service terminates for any reason at any time before all of the [Employee][Director][Servicer]’s Restricted Stock has vested, the [Employee][Director][Servicer]’s unvested Restricted Stock shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the [Employee][Director][Servicer] under this Agreement with respect to the unvested Restricted Stock.

3.3 If the [Employee][Director][Servicer]’s Continuous Service terminates for any reason at any time, the [Employee][Director][Servicer]’s vested Restricted Stock shall remain subject to the terms of the Plan, including any transfer restrictions and/or repurchase rights.

4. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, neither the Restricted Stock nor the rights relating thereto may be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the [Employee][Director][Servicer]. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the Restricted Stock or the rights relating thereto during the Restricted Period shall be wholly ineffective and, if any such attempt is made, the Restricted Stock will be forfeited by the [Employee][Director][Servicer] and all of the [Employee][Director][Servicer]’s rights to such shares shall immediately terminate without any payment or consideration by the Company.

5. Rights as Shareholder; Dividends.

5.1 The [Employee][Director][Servicer] shall be the record owner of the Restricted Stock until the shares of Common Stock are sold or otherwise disposed of, and shall be entitled to all of the rights of a shareholder of the Company including, without limitation, the right to vote such shares and receive all dividends or other distributions paid with respect to such shares. Notwithstanding the foregoing, any dividends or other distributions shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

5.2 The Company may evidence the [Employee][Director][Servicer]’s interest by using a restricted book entry account with the Company’s transfer agent.

5.3 If the [Employee][Director][Servicer] forfeits any rights the [Employee][Director][Servicer] has with respect to the Restricted Stock or under this Agreement in accordance with Section 3 of this Agreement, the [Employee][Director][Servicer] shall, on the date of such forfeiture, no longer have any rights as a shareholder with respect to such Restricted Stock and shall no longer be entitled to vote or receive dividends on such shares.

6. No Right to Continued Service on the Board. Neither the Plan nor this Agreement shall confer upon the [Employee][Director][Servicer] any right to be retained as a [Employee][Director][Servicer] of the Company or in any other capacity. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the [Employee][Director][Servicer]’s Continuous Service at any time.

7. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the shares of Common Stock shall be adjusted or terminated in any manner as contemplated by Section 6 of the Plan.

8. Tax Liability and Withholding.

8.1 As a condition to the issuance of any Restricted Stock, the [Employee][Director][Servicer] shall pay or make adequate arrangements satisfactory to the Company and/or its Affiliates to satisfy any and all U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company and/or its Affiliates arising from the grant or vesting of the Restricted Stock award (“Tax-Related Items”). In this regard, the [Employee][Director][Servicer] authorizes the Company and/or its Affiliates, in their sole discretion, to satisfy any Tax-Related Items arising from the grant or vesting of the Restricted Stock award by any of the following means or by a combination of such means, if permissible under local law: (1) causing the [Employee][Director][Servicer] to tender a cash payment; (2) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the [Employee][Director][Servicer] in connection with the grant of the Restricted Stock; (3) withholding cash from any Restricted Stock settled in cash; (4) withholding payment from any amounts otherwise payable to the [Employee][Director][Servicer]; (5) by allowing the [Employee][Director][Servicer] to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (6) by any other arrangement approved by the [Board][Committee]. In addition, the [Employee][Director][Servicer] shall take all actions as the [Board][Committee] deems necessary to satisfy all Tax-Related Items. Finally, the [Employee][Director][Servicer] shall pay to the Company and/or its Affiliates any amount of Tax-Related Items that the Company and/or its Affiliates may be required to withhold as a result of the [Employee][Director][Servicer]’s participation in the Plan or arising from the grant or vesting of the Restricted Stock award.

8.2 Notwithstanding any action the Company or its Affiliates take with respect to any and all Tax Related Items, the ultimate liability for all Tax-Related Items is and remains the [Employee][Director][Servicer]’s responsibility, and neither the Company nor any Affiliate (a) makes any representation or undertakings regarding the tax consequences of the grant or vesting of the Restricted Stock award or the subsequent sale of any shares s, (b) makes any representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock award or the subsequent sale of any shares; (c) commits to structure the Restricted Stock to minimize, reduce or eliminate the tax consequences of the grant or vesting of the Restricted Stock award, and (d) commits to structure the Restricted Stock to minimize, reduce or eliminate the [Employee][Director][Servicer]’s liability for Tax-Related Items. The [Employee][Director][Servicer] is advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the grant and vesting of the Restricted Stock award and the disposition of the Restricted Stock.

8.3 As a condition to the issuance of any Restricted Stock, the [Employee][Director][Servicer] hereby (a) agrees to not make any claim against the Company or any of its Officers, [Employee][Director][Servicer]s, Employees or Affiliates related to tax liabilities arising from the grant or vesting of the Restricted Stock award or other Company compensation and (b) acknowledges that the [Employee][Director][Servicer] was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the grant and vesting of the Restricted Stock award and the disposition of the Restricted Stock and has either done so or knowingly and voluntarily declined to do so.

9. Section 83(b) Election. The [Employee][Director][Servicer] may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If the [Employee][Director][Servicer] elects to make a Section 83(b) Election, the [Employee][Director][Servicer] shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The [Employee][Director][Servicer] agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election. The [Employee][Director][Servicer] acknowledges and agrees that the Company has not made and makes no representation regarding whether the [Employee][Director][Servicer] is eligible to make the Section 83(b) Election or the advisability of making the Section 83(b) Election, and the [Employee][Director][Servicer] acknowledges and agrees that the [Employee][Director][Servicer] has had the opportunity to seek the advice of the [Employee][Director][Servicer]’s own legal counsel, tax advisors and/or investment advisors with respect to the advisability of, risks or potential benefits with respect to, and consequences of, making the Section 83(b) Election.

10. Corporate Transaction. This Agreement is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

11. Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the [Employee][Director][Servicer] with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The [Employee][Director][Servicer] understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

12. Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the [Employee][Director][Servicer] indicating restrictions on transferability of the shares of Restricted Stock pursuant to this Agreement or any other restrictions that the [Board][Committee] may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted.

13. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Financial Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the [Employee][Director][Servicer] under this Agreement shall be in writing and addressed to the [Employee][Director][Servicer] at the [Employee][Director][Servicer]’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14. Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

15. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the [Employee][Director][Servicer] or the Company to the [Board][Committee] (excluding the [Employee][Director][Servicer] if the [Employee][Director][Servicer] serves on the [Board][Committee]) for review. The resolution of such dispute by the [Board][Committee] shall be final and binding on the [Employee][Director][Servicer] and the Company.

16. Restricted Stock Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the [Employee][Director][Servicer] and the [Employee][Director][Servicer]’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.

18. Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

19. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock in this Agreement does not create any contractual right or other right to receive any Restricted Stock or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the [Employee][Director][Servicer]’s membership on the Board.

20. Amendment. The [Board][Committee] has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock, prospectively or retroactively; provided, that, no such amendment shall adversely affect the [Employee][Director][Servicer]’s material rights under this Agreement without the [Employee][Director][Servicer]’s consent.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

22. Acceptance. The [Employee][Director][Servicer] hereby acknowledges receipt of a copy of the Plan and this Agreement. The [Employee][Director][Servicer] has read and understands the terms and provisions thereof, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Agreement. The [Employee][Director][Servicer] acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock award or disposition of the shares, and the [Employee][Director][Servicer] acknowledges that the [Employee][Director][Servicer] has been advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the grant and vesting of the Restricted Stock award and the disposition of the Restricted Stock and has either done so or knowingly and voluntarily declined to do so.

23. Other Documents. The [Employee][Director][Servicer] hereby acknowledges receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, the [Employee][Director][Servicer] acknowledges receipt of the Company’s Insider Trading Policy.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPRINGBIG HOLDINGS, INC.

By:
Name:
Title:

[EMPLOYEE][DIRECTOR][SERVICER]

By:
Name:

[Signature page to Restricted Stock Award Agreement]